Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2017 First Quarter Results and Comprehensive Restructuring Plan to Drive Efficiencies

DENTON, Texas, February 2, 2017 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2017 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Fiscal 2017 First Quarter Highlights

Consolidated net sales were $999.6 million in the fiscal first quarter, an increase of 0.2% from the prior year’s first quarter.  Same store sales growth of 0.4% and incremental sales from new stores were partially offset by the unfavorable impact from foreign currency exchange rates of $15.7 million, or approximately 1.6% of sales.

Gross margin for the quarter was 49.2%, a decline of 30 basis points from the prior year’s first quarter due to unfavorable product and customer mix shift, lower vendor allowances and higher promotions than the prior year.

Selling, general and administrative expense (SG&A) during the quarter, excluding depreciation and amortization expense, was 34.8% of sales, an increase of 80 basis points from the prior year, driven by wage increases for store sales associates, higher expenses due to on-going upgrades to information technology systems and incremental expenses from new store openings.

Operating earnings were $117.5 million down 10.3% from $130.9 million in the prior year quarter primarily due to an increase in cost of goods sold and SG&A expenses outpacing the increase in sales.

Net earnings were $55.8 million, up 32.2% compared to reported net earnings of $42.2 million in the prior year first quarter and down 14.2% compared to the prior year first quarter adjusted net earnings of $65.1 million.

Diluted earnings per share were $0.39 compared to the prior year first quarter reported and adjusted diluted earnings per share of $0.28 and $0.43, respectively.

Cash flow from operations was $90.5 million in the first quarter compared to $69.1 million, an increase of $21.3 million, over the prior year fiscal first quarter.  Operating free cash flow was a strong $62.4 million in the fiscal first quarter, an increase of $33.9 million or 118.7% compared to the prior year quarter.  The Company repurchased (and subsequently retired) a total of 2.5 million shares of common stock during the quarter at an aggregate cost of $67.0 million.  Approximately $498.2 million authorization remains available under the current $1 billion share repurchase program.

“We had a disappointing start to fiscal 2017, as sales growth and gross margins fell below expectations,” stated Chris Brickman, President and Chief Executive Officer. “In our core Sally business, our financial performance was negatively impacted by the challenging retail environment and promotional activity that failed to drive sufficient traffic to the stores. In response, we are today announcing a comprehensive restructuring plan and other aggressive cost reduction initiatives that we expect will meaningfully lower our cost structure without compromising our ability to serve the customer and execute on our strategic priorities.  These actions should enable us to deliver low-to-mid single digit adjusted operating income growth in fiscal 2017 despite lowering our full year same store sales outlook to a range of flat to low-single-digit growth.”

“Looking forward, the Sally team will test a new loyalty program this spring and continue to focus on improving customer engagement and conversion, while BSG continues to strive towards gaining channel share and becoming the indisputable partner of choice for both stylists and manufacturers. Over the long-term, we remain focused on evolving our business model to better meet the needs of our customers, drive profitable growth and create value for our shareholders.”

Additional Fiscal 2017 First Quarter Details

Interest expense for the fiscal 2017 first quarter was $26.8 million, down $37.1 million from the fiscal 2016 first quarter.  In the prior year’s first quarter, the Company recorded in interest expense the loss on the extinguishment of debt of $33.3 million in connection with the December 2015 redemption of its $750 million of 6.875% Senior Notes Due 2019 and the overlapping interest expense on such senior notes of $2.1 million.

The Company’s effective tax rate in the fiscal 2017 first quarter was 38.4%, up 150 basis points compared to the prior year’s effective tax rate in the fiscal 2016 first quarter of 36.9%.  The increase in the effective tax rate was due primarily to the absence of a prior year tax benefit from the retroactive reinstatement of certain tax credits.

Adjusted EBITDA for the fiscal 2017 first quarter was $148.1 million, a decrease of $11.8 million, or 7.4%, from the prior year’s first quarter.  Adjusted EBITDA margin was 14.8% in the quarter vs. 16.0% in the prior year’s quarter.

Inventory at quarter end was $907.8 million, down $4.6 million, or 0.5%, vs. the prior year first quarter, reflecting the Company’s aggressive approach to inventory management during the challenging retail environment.  Capital expenditures in the fiscal first quarter were $28.0 million, primarily for information technology projects, new stores openings and distribution facility upgrades.

Restructuring Plan and Other Cost Reduction Initiatives

On January 26, 2017, the Board of Directors of the Company approved a comprehensive restructuring plan (the “Restructuring Plan”) for the Company’s businesses that includes a wide range of organizational efficiency initiatives and cost reduction opportunities.

The Company expects that it will incur total aggregate charges of approximately $12 million to $14 million from the Restructuring Plan, including estimated severance and related costs of approximately $7 million.  The Company expects to recognize most of these charges in the second quarter of 2017.

The Restructuring Plan is expected to generate annualized pretax benefits in the range of $17 million to $19 million, with pretax benefits in fiscal 2017 estimated in the range of $10 million to $12 million.

Other cost reduction initiatives, not included in the Restructuring Plan, are expected to further reduce planned operating expenses by approximately $20 million over the remainder of fiscal year 2017.

Revised Fiscal 2017 Guidance

•                 The Company now expects full year same store sales in the range of flat to low-single-digit growth versus prior guidance of approximately 3%.

•                 Net new store openings are expected to grow in the range of 2.0% to 3.0%, unchanged from prior guidance.

•                 Full year consolidated gross margin is now expected to expand in the range of 20 to 30 basis points versus prior guidance of gross margin expansion in the range of 30 to 40 basis points.

•                 Including the Restructuring Plan and other cost reduction initiatives, the Company now expects adjusted SG&A in the range of 34.1% to 34.4% of sales and adjusted operating income growth in the low-to-mid single digits in fiscal 2017.

•                 Capital expenditures for the full fiscal year are expected in a range of $115 million to $120 million versus prior guidance of approximately $135 million.

Fiscal 2017 First Quarter Segment Results

Sally Beauty Supply (“Sally”)

•                 Sales were $589.9 million, down 1.9% from $601.4 million in the fiscal 2016 first quarter.  Sally’s sales performance was negatively impacted by the challenging retail environment and promotional activity that failed to drive sufficient traffic to the stores.  Unfavorable foreign currency exchange rates of $15.7 million, or 260 basis points of sales growth, was partially offset by incremental sales from new store openings.  Same store sales declined 0.6% in the quarter.

•                 Net store count at quarter end increased by 104 from the prior year first quarter, to 3,815.

•                 Gross margin was 55.0%, a 10 basis point increase from the prior year’s first quarter, driven by gross margin improvements in the U.K. and continental Europe, partially offset by the incremental promotional environment in the U.S.

•                 Operating earnings were $92.5 million, down 13.1% from the prior year’s first quarter, driven by the sales decline, labor cost inflation and new store opening costs, partially offset by modest gross margin improvement.

Beauty Systems Group (“BSG”)

•                 Sales were $409.8 million, up 3.3% from $396.6 million in the fiscal 2016 first quarter, driven by same store sales growth of 2.6%, new store openings and the acquisition of Peerless Beauty in September 2016.  Foreign currency exchange rates did not have a material impact on BSG’s reported revenue growth.

•                 Net store count at quarter end increased by 37 from the prior year to 1,340.

•                 Gross margin declined 40 basis points from the fiscal 2016 first quarter to 40.9%, driven by unfavorable product mix shift and higher promotions than the prior year first quarter, and partially offset by favorable customer mix.

•                 Operating earnings were $63.6 million, down 2.9% from the prior first year, driven by lower gross margin and higher SG&A costs (wages, store rent and computer expense) partially offset by sales growth.

•                 Total BSG distributor sales consultants at quarter end were 900 versus 930 at the end of the prior year’s first quarter.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-398-9386 (International:  612-332-0819).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) February 2, 2017 through February 16, 2017 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 416018.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $4.0 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 5,000 stores, including approximately 182 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 9,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, OPI and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities  Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause  actual events or results to  differ materially from the events or results described  in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the  success  of our strategic initiatives  including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; our ability to efficiently manage and control our costs and the success of our cost control plans, including our recently announced restructuring plan; our ability to implement our restructuring plan in various jurisdictions; our ability to manage the effects of our cost reduction plans on our employees and other operations costs; charges related to the restructuring plan; possible changes in the size and components of the expected costs and charges associated with the restructuring plan; our ability to realize the anticipated cost savings from the restructuring plan within the anticipated time frame, if at all; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in product mix sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our initiatives to expand into new geographies; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the health of the economy upon our business; conducting business outside the United States; the impact of Britain’s vote to leave the European Union and related or other disruptive events in the European Union or other geographies in which we conduct business; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property rights of others; successfully updating and integrating our  information  technology systems; disruption in our  information  technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber-security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism;

the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for our liquidity needs; our ability to execute and implement our common stock  repurchase program; our  substantial indebtedness; the  possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2016, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, basic and diluted earnings per share; (3) Adjusted SG&A expenses; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously disclosed data security incidents, management transition plan, executive separation expenses and asset impairment charges.

Adjusted Net Earnings, Basic and Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, basic and diluted earnings per share, operating earnings and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share, operating earnings and SG&A expenses that exclude costs related to the Company’s previously disclosed management transition plan, executive separation expenses, data security incidents, asset impairment charges and the loss on extinguishment of debt and overlapping interest expense for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We are unable to reconcile forecasted adjusted SG&A, as a percent to sales, and adjusted operating income growth to U.S. GAAP measures without unreasonable efforts because a forecast of certain charges, such as restructuring charges and costs related to data security incidents, is not practical.

We believe that Adjusted EBITDA and Adjusted Net Earnings, Basic and Diluted Earnings Per Share and SG&A Expenses provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

Operating Free Cash Flow — We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures.  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flow.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources.  We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance and cash flow.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statements of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D
Store Count and Same Store Sales	E
Selected Financial Data and Debt	F

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2016	2015 (1)	% Chg

Net sales	$999,609	$998,032	0.2%
Cost of products sold and distribution expenses	507,901	503,983	0.8%
Gross profit	491,708	494,049	-0.5%
Selling, general and administrative expenses (2)	347,412	339,728	2.3%
Depreciation and amortization	26,839	23,386	14.8%
Operating earnings	117,457	130,935	-10.3%
Interest expense (3)	26,799	63,943	-58.1%
Earnings before provision for income taxes	90,658	66,992	35.3%
Provision for income taxes	34,832	24,749	40.7%
Net earnings	$55,826	$42,243	32.2%

Earnings per share:
Basic	$0.39	$0.28	39.3%
Diluted	$0.39	$0.28	39.3%

Weighted average shares:
Basic	143,631	150,786
Diluted	144,860	152,426

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Margin	55.0%	54.9%	10
BSG Segment Gross Margin	40.9%	41.3%	(40)
Consolidated Gross Margin	49.2%	49.5%	(30)
Selling, general and administrative expenses	34.8%	34.0%	80
Consolidated Operating Margin	11.8%	13.1%	(130)

Effective Tax Rate	38.4%	36.9%	150

(1) Certain amounts for the prior fiscal period have been reclassified to conform to the current period presentation.

(2) For the three months ended December 31, 2016 and 2015, selling, general and administrative expenses include share-based compensation expense of $3.8 million and $4.2 million, respectively. In addition, for the three months ended December 31, 2015, selling, general and administrative expenses include pre-tax expenses incurred in connection with the data security incidents disclosed earlier of $0.5 million and pre-tax expenses incurred in connection with management transition plans disclosed earlier of $0.9 million.

(3) For the three months ended December 31, 2015, interest expense includes a loss on extinguishment of debt of $33.3 million in connection with the Company's December 2015 redemption of its senior notes due 2019.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2016	2015 (1)%
Net sales:
Sally Beauty Supply	$589,859	$601,439	-1.9%
Beauty Systems Group	409,750	396,593	3.3%
Total net sales	$999,609	$998,032	0.2%

Operating earnings:
Sally Beauty Supply	$92,526	$106,464	-13.1%
Beauty Systems Group	63,600	65,493	-2.9%
Segment operating earnings	156,126	171,957	-9.2%

Unallocated expenses (2)	(34,855)	(36,834)	-5.4%
Share-based compensation	(3,814)	(4,188)	-8.9%
Interest expense (3)	(26,799)	(63,943)	-58.1%
Earnings before provision for income taxes	$90,658	$66,992	35.3%

			Basis Pt Chg
Segment operating margin:
Sally Beauty Supply	15.7%	17.7%	(200)
Beauty Systems Group	15.5%	16.5%	(100)
Consolidated operating margin	11.8%	13.1%	(130)

(1) Certain amounts for the prior fiscal period have been reclassified to conform to the current period presentation.

(2) Unallocated expenses consist of corporate and shared costs, and are included in selling, general and administrative expenses. For the three months ended December 31, 2015, unallocated expenses include pre-tax expenses incurred in connection with the data security incidents disclosed earlier of $0.5 million and pre-tax expenses incurred in connection with management transition plans disclosed earlier of $0.9 million.

(3) For the three months ended December 31, 2015, interest expense includes a loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2016	2015	%
Adjusted EBITDA:
Net earnings (per GAAP)	$55,826	$42,243	32.2%
Add:
Depreciation and amortization	26,839	23,386	14.8%
Share-based compensation (1)	3,814	4,188	-8.9%
Loss from data security incidents (2)	—	478	-100.0%
Management transition expenses (2)	—	879	-100.0%
Interest expense (3)	26,799	63,943	-58.1%
Provision for income taxes	34,832	24,749	40.7%
Adjusted EBITDA (Non-GAAP)	$148,110	$159,866	-7.4%

			Basis Pt Chg
Comparison as a % of Net Sales
Adjusted EBITDA Margin	14.8%	16.0%	(120)

Operating Free Cash Flow	2016	2015	%
Net cash provided by operating activities (per GAAP)	$90,453	$69,129	30.8%
Less:
Capital expenditures	(28,008)	(40,575)	-31.0%
Operating Free Cash Flow (Non-GAAP)	$62,445	$28,554	118.7%

(1) For the three months ended December 31, 2016 and 2015, share-based compensation includes $1.1 million and $1.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2) Results for the three months ended December 31, 2015 reflect $0.5 million of pre-tax expenses incurred in connection with the data security incidents disclosed earlier and $0.9 million of pre-tax expenses incurred in connection with management transition plans disclosed earlier.

(3) For the three months ended December 31, 2015, interest expense includes a loss on extinguishment of debt of $33.3 million (including call premiums of $25.8 million) in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2016
	As Reported	Loss on Extinguishment of Debt (1)	Overlapping Interest Expense (1)	Charges from Data Security Incidents (2)	Management Transition Expenses (2)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	347,412					347,412
SG&A expenses, as a percentage of sales	34.8%					34.8%
Operating earnings	117,457					117,457
Operating Margin	11.8%					11.8%
Earnings before provision for income taxes	90,658					90,658
Provision for income taxes (3)	34,832					34,832
Net earnings	$55,826					$55,826

Earnings per share:
Basic	$0.39					$0.39
Diluted	$0.39					$0.39

	Three Months Ended December 31, 2015
	As Reported	Loss on Extinguishment of Debt (1)	Overlapping Interest Expense (1)	Charges from Data Security Incidents (2)	Management Transition Expenses (2)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	339,728			$(478)	$(879)	338,371
SG&A expenses, as a percentage of sales	34.0%					33.9%
Operating earnings	130,935			478	879	132,292
Operating Margin	13.1%					13.3%
Earnings before provision for income taxes	66,992	$33,296	$2,148	478	879	103,793
Provision for income taxes (3)	24,749	12,652	816	182	334	38,733
Net earnings	$42,243	$20,644	$1,332	$296	$545	$65,060

Earnings per share:
Basic	$0.28	$0.14	$0.01	$0.00	$0.00	$0.43
Diluted	$0.28	$0.14	$0.01	$0.00	$0.00	$0.43

(1) For the three months ended December 31, 2015, interest expense includes a loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019 and interest in the amount of $2.1 million on such senior notes after December 3, 2015 and until their redemption, as well as interest on the Company’s senior notes due 2025 issued on December 3, 2015. These pro-forma adjustments assume the senior notes due 2019 were redeemed on December 3, 2015.

(2) For the the three months ended December 31, 2015, selling, general and administrative expenses include pre-tax expenses incurred in connection with the data security incidents disclosed earlier of $0.5 million and pre-tax expenses incurred in connection with management transition plans disclosed earlier of $0.9 million.

(3) The tax provision associated with the adjustments to net earnings was calculated using an effective tax rate of 38.0%.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2016	2015	Chg

Number of stores (at end of period):
Sally Beauty Supply:
Company-operated stores	3,797	3,693	104
Franchise stores	18	18	—
Total Sally Beauty Supply	3,815	3,711	104
Beauty Systems Group:
Company-operated stores	1,177	1,141	36
Franchise stores	163	162	1
Total Beauty System Group	1,340	1,303	37
Total	5,155	5,014	141

BSG distributor sales consultants (end of period) (1)	900	930	(30)

	2016	2015	Basis Pt Chg
First quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-0.6%	2.4%	(300)
Beauty Systems Group	2.6%	7.2%	(460)
Consolidated	0.4%	3.9%	(350)

(1) Includes 301 and 316 distributor sales consultants as reported by our franchisees at December 31, 2016 and 2015, respectively.

(2) For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	December 31, 2016	September 30, 2016
Financial condition information (at period end):
Working capital	$687,424	$684,162
Cash and cash equivalents	94,410	86,622
Property and equipment, net	318,260	319,558
Total assets	2,109,859	2,132,063
Total debt, including capital leases (1)	1,784,287	1,784,010
Total stockholders’ deficit	$(288,976)	$(276,166)

	As of December 31, 2016	Interest Rates (2)
Debt position, excluding capital leases:
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%

Senior notes due 2022	850,000	5.750%

Senior notes due 2023	200,000	5.500%

Senior notes due 2025	750,000	5.625%

Total debt, excluding capital leases (3)	$1,800,000

Debt maturities, excluding capital leases:
Twelve months ending December 31, 2017-2021	$—
Thereafter	1,800,000
Total debt, excluding capital leases (3)	$1,800,000

(1) Total debt, including capital leases, is reported net of unamortized debt issuance costs of $22.9 million at December 31, 2016 and $23.7 million at September 30, 2016.

(2) Interest rates shown represent the coupon or contractual rates related to each indebtedness.

(3) Amounts do not include capital lease obligations of $1.8 million, unamortized premium of $5.3 million related to senior notes due 2022 in an aggregate principal amount of $150.0 million, or unamortized debt issuance costs in the aggregate amount of $22.9 million in connection with the Company’s senior notes.